Exhibit 99.1

FOR IMMEDIATE RELEASE

February 4, 2020

ART’S WAY MANUFACTURING ANNOUNCES 16% GROWTH IN REVENUE FOR FISCAL 2019, WITH STRENGTHENING REVENUE IN THE 4TH QUARTER

ARMSTRONG, IOWA, February 4, 2020 – Art’s Way Manufacturing Co., Inc. (Nasdaq: ARTW), a diversified, international manufacturer and distributor of equipment serving agricultural, research and steel cutting needs, announces its financial results for the fourth quarter and fiscal 2019.

	For the Three Months Ended
	(Continuing Operations Consolidated)
	November 30, 2019	November 30, 2018
Sales	$7,514,000	$3,787,000
Operating (Loss)	$(100,000)	$(1,769,000)
Net (Loss)	$(168,000)	$(1,388,000)
EPS (Basic)	$(0.04)	$(0.33)
EPS (Diluted)	$(0.04)	$(0.33)

Weighted Average Shares Outstanding:
Basic	4,298,012	4,216,640
Diluted	4,298,012	4,216,640

	For the Twelve Months Ended
	(Continuing Operations Consolidated)
	November 30, 2019	November 30, 2018
Sales	$22,889,000	$19,727,000
Operating (Loss)	$(1,497,000)	$(3,095,000)
Net (Loss)	$(1,420,000)	$(3,336,000)
EPS (Basic)	$(0.33)	$(0.80)
EPS (Diluted)	$(0.33)	$(0.80)

Weighted Average Shares Outstanding:
Basic	4,227,375	4,202,836
Diluted	4,227,375	4,202,836

Sales: Our consolidated net sales for continuing operations totaled $22,889,000 for the 2019 fiscal year, which represents a 16.0% increase from our consolidated net sales of $19,727,000 for the 2018 fiscal year. Our Agricultural Products segment’s sales revenue for the 2019 fiscal year was $13,508,000 compared to $14,344,000 during the 2018 fiscal year, a decrease of $836,000, or 5.8%. We saw decreased demand for our portable feed equipment in the 2019 fiscal year. Continued struggles in the dairy market, coupled with market shifts to large cattle operations from the traditional small cattle farmer also contributed to this decrease. Additionally, we also saw a decrease in sales of UHC reels year over year due to a loss of our primary reel customer after a strategic decision to not offer such customer discounted prices at unfavorable margins to us. Moreover, OEM blower revenue in the 2018 fiscal year was not repeated in the 2019 fiscal year as our OEM blower customer elected not to purchase any blowers from us in 2019 due to slow-moving inventory on their dealer lots relating to poor agricultural market conditions. While we saw decreased demand in the above product lines, we saw increased demand in dump boxes, land maintenance equipment, bale processors and beet equipment.

Despite these challenges, the 2019 fiscal year ended with our strongest fourth quarter since the 2014 fiscal year. At the end of our third quarter of the 2019 fiscal year our year to date sales in our Agricultural Products segment were down 18.4% year over year, but we ended the 2018 fiscal year with only a 5.8% decrease year over year. Our Agricultural Products segment’s sales for the fourth quarter of the 2019 fiscal year were up 59% over the fourth quarter of the 2018 fiscal year.

Our Modular Buildings segment’s net sales for the 2019 fiscal year were $7,260,000 compared to $3,109,000 for the 2018 fiscal year, an increase of $4,151,000, or 133.5%. The increase in sales was attributable to increased operating lease activity in 2019 and progress on a $8.5 million project. Additionally, our Modular Buildings segment’s sales for the fourth quarter of the 2019 fiscal year were up 59% over the fourth quarter of the 2018 fiscal year.

Our Tools segment’s net sales for the 2019 fiscal year were $2,121,000 compared to $2,274,000 for the 2018 fiscal year, a decrease of $153,000, or 6.7%. The decrease is primarily due to the loss of a large volume customer near the end of the first quarter of the 2018 fiscal year. This segment began integration of an OEM product line at the end of the fourth quarter of the 2019 fiscal year that is expected to more than make up for the loss of this customer. Our Tools segment’s sales for the fourth quarter of the 2019 fiscal year were up 24% over the fourth quarter of the 2018 fiscal year.

Loss from Continuing Operations: Consolidated net loss for the 2019 fiscal year was $(1,420,000) for continuing operations compared to net loss of $(3,336,000) in the 2018 fiscal year for continuing operations, a decrease in loss of $1,916,000. The decreased loss is due to several factors. In the first quarter of the 2018 fiscal year we recognized a loss of approximately $298,000 from the revaluation of our deferred tax asset at the new income tax rates. We also recognized a loss of approximately $253,000 from the liquidation of our Canadian subsidiary related to the cumulative translation adjustment in the second quarter of the 2018 fiscal year. We recognized an impairment of approximately $216,000 on our West Union facility during the third and fourth quarters of the 2018 fiscal year which was equal to the expected loss on the sale of the property. This facility required mold remediation of $235,000 and scrapping of $67,000 of inventory, which was captured in the third quarter of the 2018 fiscal year. We also impaired our goodwill on our Miller Pro product line in the amount of $375,000 in the fourth quarter of the 2018 fiscal year. Moreover, in the fourth quarter of the 2018 fiscal year, management decided to place increased reserves on inventory resulting in expense of approximately $543,000. The revaluation of our deferred tax asset, release of our current translation adjustment, impairment of assets and inventory reserve revaluation were all one-time non-cash expenses that greatly impacted our bottom line in the 2018 fiscal year. In the fourth quarter of 2019, we placed additional reserves of approximately $240,000 on our Universal Harvester Company inventory due to the loss of a major customer on that product line. This additional noncash expense wiped out what would have been a profitable consolidated fourth quarter for us.

Loss per Share from Continuing Operations: Loss per basic and diluted share from continuing operations for the 2019 fiscal year was ($0.33), compared to loss per basic and diluted share from continuing operations of $(0.80) for the same period in the 2018 fiscal year.

Chairman of the Art’s Way Board of Directors, Marc H. McConnell reports “After a year that has been quite challenging we are quite encouraged to see significant improvement in the fourth quarter in revenue, profitability, and backlog.   These outcomes are most attributable to a large ongoing project at Art’s Way Scientific as well as meaningful improvement in demand for farm equipment. This improvement in demand is driven by favorable commodity prices coupled with new products being well-received by the market.

Despite continued difficulty achieving profitability for the full year we are pleased to have reduced bank borrowings by 20%, reduced aged inventory significantly, added key members to our management team, built a recurring revenue stream via our lease business at Art’s Way Scientific, introduced multiple new products, added potentially-impactful new customers, made significant operational improvements via an embrace of lean principles, enhanced customer service functions, and improved product quality, among other achievements.

For several years we have kept our focus on quality, customer service, innovation, and continuous improvement in our operations and are now beginning to feel the benefit of these efforts undertaken during the difficult times those in our industry have experienced. I am confident that this proactivity is helping to drive gains we are making in the business.  We have continued to take a long-term approach and have made decisions to best position the business to benefit from more favorable conditions in the future.

As we look ahead to 2020 we are pleased to have a strong backlog of work in front of us in all segments and expect that this strong demand will continue as international trade deals are finalized, commodity prices continue to rebound, and a degree of certainty and stability returns to the agricultural industry at large.”

About Art’s Way Manufacturing Co., Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, as well as modular animal confinement buildings and laboratories, and specialty tools and inserts. After-market service parts are also an important part of Art’s-Way’s business. Art’s-Way has three reporting segments: agricultural products; modular buildings; and tools.

For more information, including an archived version of the conference call, contact: Carrie Gunnerson, Chief Executive Officer

712-864-3131

investorrelations@artsway-mfg.com

Or visit our website at www.artsway-mfg.com/

Cautionary Statements

This release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including our expectations regarding: (i) our business position; (ii) the impact of cost-cutting measures; (iii) future results; and (iv) the timing of increased performance; and (v) the benefits of our business model and strategy, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: customer demand for our products; credit-worthiness of our customers; our ability to operate at lower expense levels; our ability to complete projects in a timely and efficient manner in accordance with customer specifications; our ability to renew or obtain financing on reasonable terms; our ability to repay current debt, continue to meet debt obligations and comply with financial covenants; domestic and international economic conditions; factors affecting the strength of the agricultural sector; the cost of raw materials; unexpected changes to performance by our operating segments; obstacles related to liquidation of product lines and segments; and other factors detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. We caution readers not to place undue reliance upon any such forward-looking statements. We do not intend to update forward-looking statements other than as required by law.